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                                                                   Exhibit 10.16

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                EMPLOYMENT AND CONFIDENTIAL INFORMATION AGREEMENT

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     AGREEMENT made and entered into this 11th day of January 2001, by and between Hyseq, Inc. of 670 Almanor Avenue, Sunnyvale, California 94085 (the "COMPANY") and Ted W. Love ("EMPLOYEE").

     1. The Company hereby employs Employee in such capacity or capacities as set forth in the attached Addendum ("ADDENDUM"), beginning as soon as possible, and continuing until terminated by Employee or by the Company, as provided in the Addendum which provides for at-will employment, subject in all cases to the terms and conditions of the Addendum.

     2. The term "CLIENT" in all paragraphs of this Agreement shall mean any person, firm, entity, company, partnership, or corporation with whom the Company has contracted, negotiated, or otherwise dealt or has attempted to contract, negotiate, or otherwise deal.

     3. For all of the services rendered by Employee, the Company shall pay to Employee as compensation, the initial sum of $485,000.00 per year, payable semi-monthly, so long as Employee continues to render services to the Company, or such other sum in the manner and the amount as may be determined from time to time by the Company. Employee shall also participate in Company's management bonus pool, with bonus payments to be determined and paid in accordance with the terms of such plan. Employee shall also participate in employee benefit plans maintained by the Company and in other benefits provided to senior executives, including retirement and 401(k) plans, deferred compensation, medical and dental, annual vacation, paid holidays, sick leave, and similar benefits, which are subject to change from time-to-time at the reasonable discretion of the Company.

     4. Employee shall not during the period of employment engage in any other business or sideline that interferes with Employee's ability to work for the Company, constitutes a conflict of interest, involves a disclosure of Company Confidential Information, except as may be required by the Employee's duties. In compliance with California Labor Code section 2863 and other applicable law, Employee will give preference to the Company's business over business transacted on his own account. During the period of employment, Employee shall perform all of the duties assigned in a manner satisfactory to the Company shall comply with Company's directions, shall use all skills possessed, shall use care and diligence in performing duties, and shall adhere to the policies, practices and operating guidelines as from time to time may be established by the Company.

     5.   Confidential Information of the Company

          (a) Employee shall use during his or her employment and at any time thereafter his or her best efforts and exercise utmost diligence to protect and guard Confidential Information (as hereinafter defined). Except as specifically required in the performance of Employee's services for the Company, Employee will not directly or indirectly use, permit others to use, disseminate, or disclose any Confidential Information.

          (b) Employee may lecture upon, disseminate, and publish under Employee's own name scientific papers arising from the work done in the course of performance of services for the Company as reasonably determined by Employee.

          (c) All rights, title and interest in all documents, records, notebooks, correspondence, trademarks, servicemarks, copyrights, deposits of microorganisms, cells or parts thereof, cell lines, parts and progeny thereof, and all products made thereby that directly or indirectly relate to and arise out of Employee's work under this Agreement shall belong to the Company, and upon expiration or termination of this Agreement, Employee shall turn over to the Company all such documents and material, including copies thereof, then in Employee's possession or subject to his or her control, whether prepared by him/her or others.

          (d) For the purposes of this Agreement, "CONFIDENTIAL INFORMATION" shall mean information disclosed to Employee or known to Employee as a consequence of or through performance of services for the Company, whether or not related to his or her duties at the Company, and includes trade secrets or any other like information of value relating to the business and/or field of interest of the Company,


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including, but not limited to, information relating to products, inventions, disclosures, processes, systems, methods, formulas, patents, patent applications, machinery, materials, research activities and plans, cost of production, contract forms, prices, volume of sales, promotional methods, lists of names or classes of customers, customer contacts and buyer lists. Information shall be considered, for purposes of this Agreement, to be confidential if not known by the trade generally, even though such information has been disclosed to one or more third parties pursuant to distribution agreements, joint research agreements, or other agreements entered into by the Company or any of its affiliates. For purposes of this Agreement, information shall not be considered confidential to the extent that such information is or becomes, through no fault of Employee, part of the public domain, such information is independently known to Employee, or such information is lawfully furnished to Employee by a third party without restriction on disclosure.

          (e) In addition to the foregoing, the Company shall also have such rights as are provided by common law or any other applicable law for the protection of confidential information.

          (f) Employee recognizes that a client of the Company may have specific requirements for the protection of information and agrees to execute such documents as may be required by the client, if in the exercise of reasonable discretion, he believes the documents should be executed.

          (g) Employee understands and acknowledges that, in connection with employment by the Company, Employee shall be expected to participate in programs of training or skill development, which may be formal, informal, and/or on the job, including those involving the Company's methodology and "business processes"; and Employee further acknowledges and agrees that all records, files, documents, or other materials concerning in any manner the Company, its methods of operation, its clients, or any other facet of the business of the Company or its clients, disclosed to Employee in the course of said programs or in the course of employment, shall be deemed to be Confidential Information within the meaning of this Agreement and shall not, during the period of employment or at any time thereafter, be disclosed to others or used for Employee's own benefit, except to the extent necessary in the ordinary course of completing said program or in performing other duties assigned to Employee as an employee of the Company.

     6.   Confidential Information of Others

          (a) If Employee learned about confidential or proprietary information which belongs to a former employer, Employee has not brought and will not bring to the Company or make use of any such confidential and proprietary information, trade secrets, materials, documents or ideas during employment by the Company unless such information or ideas (i) become publicly available for reasons other that actions by Employee, (ii) are independently developed by others at or on behalf of the Company who do not receive access to such information from Employee, or (iii) are received by the Company from a third party who had possession of such information or ideas.

          (b) Employee represents that Employee's performance of (i) all the terms of this Agreement and (ii) all duties as an Employee of the Company, does not and will not breach any agreement to keep in confidence confidential or proprietary information acquired by Employee in confidence or in trust prior to employment by the Company. Employee has not entered into, and Employee agrees that Employee will not enter into, any agreement, either written or oral, in conflict with the provisions of this Section 6.

          (c) Employee will not bring on to the premises of the Company any unpublished document or any property belonging to his or her former or concurrent employers or companies, if any, unless consented to in writing by such former or concurrent employers or companies.

          (d) Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentially of such information and to use it only for certain limited purposes. Employee agrees that Employee owes the Company and such third parties, during the term of employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out his or her work for the Company consistent with the Company's agreement with such third party) or to use it for the benefit of anyone other than for the Company or such third party.


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     7.   Inventions and Other Intellectual Property

          (a) Employee agrees that all Inventions and Other Intellectual Property (as hereinafter defined) made, developed, conceived, or completed by Employee, individually or in conjunction with others during the term of this Agreement (or, which having possibly been conceived prior hereto, may be developed or completed during the term of this Agreement or thereafter ) shall be the sole and exclusive property of the Company; provided such Inventions and Other Intellectual Property: (i) are made, conceived, or completed with the equipment, supplies, facilities or Confidential Information of the Company, its subsidiaries, or affiliates, or (ii) are made, conceived, or completed by Employee during the term of his or her employment with the Company unless Employee develops the invention entirely on Employee's own time without using the Company's equipment, supplies, facilities or Confidential Information, or
(iii) result from any work performed by Employee for the Company; provided, however, that this Agreement does not apply to any Inventions and Other Intellectual Property that qualify fully under Section 2870 of the California Labor Code, a copy of which is attached as Exhibit B hereto.

          (b) For the purposes of this Agreement, "INVENTIONS AND OTHER INTELLECTUAL PROPERTY" shall mean any and all inventions, discoveries, concepts, trademarks, servicemarks, copyrights and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, compositions, techniques, articles, and machines, as well as improvements thereof or know-how related thereto, relating to the business and/or field of interest, including, actual or anticipated research and development, of the Company.

          (c) Employee shall, without royalty or any further consideration to Employee therefor, but at the expense of the Company:

               (i) Keep and maintain adequate and current written records of all inventions and original works of authorship made by Employee (solely or jointly with others) during the term of employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available and remain the sole property of the Company at all times.

               (ii) As promptly as known or possessed by Employee, disclose to the Company all information with respect to any Inventions and Other Intellectual Property made solely or jointly with others during the term of employment.

               (iii) Whenever so requested to do by the Company, promptly execute and assign any and all applications, assignments, and other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States and of foreign countries for said Inventions and Other Intellectual Property, and to assign and convey to the Company or to the Company's nominee the sole and exclusive right, title, and interest in and to the Inventions and Other Intellectual Property or any applications or patents thereon.

               (iv) Whenever so requested to do by the Company, deliver to the Company any Company-owned information in his/her possession for interference purposes or other legal proceedings and testify in any interference or other legal proceedings.

               (v) Do such other acts as may be necessary in the opinion of the Company to obtain and maintain United States and foreign letters patent for the Inventions and Other Intellectual Property.

          (d) Employee represents that (i) he/she is not obligated under any consulting, employment or other agreement which would affect the Company's rights or his/her duties under this Agreement, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to him/her involving his/her prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of his/her duties as an employee of the Company will not breach, or constitute a default under any agreement to which he/she is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company. Employee agrees that he/she will not, in connection with his/her employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which he/she is not lawfully entitled. Attached as Exhibit C of this Agreement is a brief description of all Inventions made or conceived by Employee prior to his/her employment with the Company which Employee desires to be excluded from this Agreement.


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          (e)  Employee further agrees that the obligations and undertakings stated in this Paragraph 7 shall continue beyond the termination of Employee's employment with the Company, at the Company's expense.

     8. Employee acknowledges that Employee has been informed of the current policies, practices, and operating guidelines of the Company and agrees to comply with all such policies, practices, and such other policies, practices and operating guidelines as from time to time may be adopted by the Company and disclosed to him/her or of which Employee is otherwise aware.

     9.   Non-Competition

          (a) During the term of Employee's employment with the Company, Employee will not: (i) own or have any interest, directly or indirectly, in, or act as an officer, director, agent, employee, or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, or other entity which is in competition with the Company, (ii) divert or attempt to divert any business or client from the Company, or (iii) directly or indirectly entice, induce or in any manner influence any person who is, or shall be, in the service of the Company to leave such services for the purpose of engaging in a business, or being employed by or associated with any person, firm, association, partnership, corporation or other entity, which is in competition with the Company to the extent applicable law authorizes such provisions. The language of this Agreement is intended to comply with California Business and Professions Code ss. 16600 and other laws allowing fair competition and is intended only to prevent unfair or unlawful competition or other conduct or practices that the Company can lawfully restrict.

          (b) Employee agrees that Employee will not at any time during or after his or her employment with the Company reveal, divulge or make known to any person, firm, corporation or other entity any knowledge or information or any facts concerning any suppliers, customers, methods, processes, developments, schedules, lists or plans of or relating to the business of the Company, except as reasonably necessary, in Employee's judgment, to carry out Employee's duties and/or responsibilities, and will retain all knowledge and information which Employee has acquired or which Employee will acquire during his or her employment therewith relating to such supplier, customers, methods, processes, developments, schedules, lists and plans and the business of the Company for the sole benefit of the Company, its successors or assigns, except as reasonably necessary, in Employee's judgment, to carry out Employee's duties and/or responsibilities.

          (c) In the event any court shall finally hold that any provision of this Paragraph 9 constitutes an unreasonable restriction against Employee, Employee agrees that the provision hereof shall not be rendered void but shall apply as to such extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

          (d) The provisions for this Paragraph 9 shall survive the termination of the terms of this Agreement and shall run to and inure to the benefit of the Company, its successors and assigns.

     10.  Non-Solicitation

          (a) Employee further covenants and agrees that Employee shall not, during the period of his or her employment, be employed by or provide services to any present or former client of the Company with whom Employee has dealt or attempted to deal in the capacity of business development, analyst, consultant, or in any other capacity, except as reasonably necessary, in Employee's judgment, to carry out Employee's duties and/or responsibilities.

          (b) Employee shall make available to the Company any and all information of which Employee has gained knowledge during the course of his or her employment with respect to any client with which Employee has had contact.

          (c) Upon termination of Employee's employment with the Company, regardless of whether Employee or the Company initiates the termination of employment, Employee shall promptly surrender to the Company all property provided him/her by the Company for use in relation to his or her employment, and, in addition, Employee shall surrender to the Company any and all sales materials, lists of clients, customers and prospective customers, price lists, files, patent applications, records, models, or other materials and information of or pertaining to the Company or its clients, customers or prospective customers or the products, business, and operations of the Company.

     11. It is mutually agreed between the parties that the breach of Section 5(a) of this Agreement by Employee


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will cause irreparable injury to the Company, not fully compensable by damages in an action at law, and the rights and remedies of the Company hereunder may therefore be enforced both at law and in equity, by injunction or otherwise; and the rights and remedies of the Company hereunder shall be cumulative and not alternative.

     12. It is mutually understood and agreed that all agreements and covenants contained herein are severable and that, in the event any of them shall be held to be invalid or unenforceable to any extent or in any application by any court, then the remainder of this Agreement and such agreement or covenant except to such extent or in such application, shall not be affected hereby, and each and every agreement and covenant of this Agreement and Addendum shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

     13. This Agreement and the Addendum shall be governed, interpreted and enforceable pursuant to the laws of the State of California. The Company and Employee agree that either the United States District Court for the Northern District of California (Ninth Circuit) or the Superior Court of the State of California in and for the County of Santa Clara shall be the exclusive forum for the resolution of any controversies or disputes hereunder.

     14. Employee represents and agrees that Employee has had the opportunity to discuss all aspects of this Agreement with his or her advisors, including an attorney, if any, and that Employee has carefully read and fully understood all of the provisions herein. Employee has had an opportunity to ask questions and suggest alternative language. Employee agrees that the presumptions against the drafter of a document shall not apply to any dispute regarding interpretation of this Agreement. Employee acknowledges that, in executing this Agreement, except as set forth in this Agreement and/or the Addendum, Employee does not rely and has not relied on any representations or statements made by the Company or by any of the Company's agents or representatives with regard to the subject matter, basis or effect of this Agreement or otherwise. This Agreement and the Addendum hereto incorporates the entire understanding between Employee and the Company, recites the sole considerations for the promises exchanged, and fully supersedes any and all prior agreements or understandings (written, oral, or implied) between Employee and the Company pertaining to the subject matter of this Agreement. In reaching this Agreement, Employee has not relied on any statement or representation except those expressly stated in this Agreement or the attached Addendum.

     15. If any term or any condition in this Agreement in any way, whether directly or indirectly, whether superficially or substantively, conflicts with any term or condition contained in the attached Addendum, the term(s) and/or condition(s) of the Addendum shall control in their entirety, and the conflicting term(s) and/or condition(s) of this Agreement shall be completely null and void, and of no further effect.

     16. This Agreement shall become binding upon Employee immediately upon his or her signing. This Agreement shall become binding on the Company when signed by a person authorized by the Board of Directors of the Company.

     17. No termination or amendment of this Agreement or the attached Addendum or any provision hereof or thereof, or waiver of any right or remedy herein or therein provided, shall be effective for any purpose unless specifically set forth in writing, that is signed by the party or parties to be bound thereby and that expressly states that it is modifying this "Employment and Confidential Information Agreement" or the attached "Addendum." The waiver of any right or remedy in respect of any occurrence or event on one occasion shall not be deemed a waiver of such right or remedy in respect of the same or any similar occurrence or event on any other occasion.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

HYSEQ, INC.

By: /s/ GEORGE B. RATHMANN
   --------------------------------------------
   Name:  George B. Rathmann
   Title: President and Chief Executive Officer

EMPLOYEE

   /s/ TED W. LOVE
   --------------------------------------------
   Name: Ted W. Love



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                        ADDENDUM TO EMPLOYMENT AGREEMENT

     This Addendum ("Addendum") to the Employment Agreement ("Agreement") between Hyseq, Inc., a Nevada corporation ("Company" or "Hyseq"), with its principal place of business at 670 Almanor Avenue, Sunnyvale, California, 94085, and Dr. Ted W. Love ("Executive") is effective as of the date of the Agreement ("Effective Date").

                                   EMPLOYMENT

     1.1 Position and Duties: The Company employs Executive and Executive accepts employment according to the terms and conditions set forth in the Agreement and this Addendum.

          (a) Executive shall serve as President and Chief Operating Officer ("COO") of Hyseq from the Effective Date until the date Hyseq promotes Executive to Chief Executive Officer ("CEO") and President of the Company. Executive shall have all the rights, responsibilities, authority, and titles commensurate with the position of President and COO. As long as Executive serves as President and COO, Executive shall report only to the CEO, Dr. George B. Rathmann, and the Company's Board of Directors ("Board").

          (b) In his position as President and COO, Executive shall be responsible for all aspects of the Company's operations and all functional areas of the Company.

          (c) Hyseq shall (x) promote Executive to President and CEO of the Company on or before July 1, 2002 (the "Promotion Date"), or (y) pay Executive four million dollars ($4,000,000), less the Stock Appreciation (as defined below), in one lump sum, on the Promotion Date or on any other applicable date as set forth in
               Section 3.2(b) or the date on which Executive's employment terminates before the Promotion Date other than for Cause (as defined below) or Good Reason (as defined below) exists (the applicable payment date is referred to in this Addendum as the "NonPromotion Date"); providing that if Company had Cause (as defined below) not to promote Executive to CEO, then Company shall not pay Executive the payment called for in this Section.

          (d) Hyseq understands and acknowledges that Company's representation that it will pay Executive four million dollars, less the Stock Appreciation, if Company chooses not to promote Executive (unless Cause exists not to promote Executive) is a material representation inducing Executive to enter into the


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                   Hyseq, Inc. - Ted Love Employment Agreement

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               Agreement and this Addendum, and that Executive will not accept employment with the Company without this representation. Executive represents that, in reliance on the Company's representation, he has given up multiple opportunities to become Chief Executive Officer of other biotechnology companies.

          (e) In addition, if the Company is required to pay Executive $4 million less the Stock Appreciation pursuant to Sections 1.1(c) or 3.2(b), then during the period of time beginning on the NonPromotion Date and ending sixty (60) days after the NonPromotion Date, Executive, at his sole discretion, may sell all or any portion of his vested Option Shares (whether exercised or unexercised) ("Forced Sale Shares") to Hyseq and Hyseq shall be immediately required to purchase all Forced Sale Shares at the fair market value as of date Executive elects such sale (but in the case of vested but unexercised Shares, the fair market value less the exercise price).

          (f) The Executive shall be appointed to the vacancy currently existing on the Company's Board of Directors ("Board") and thereafter, at all times while Executive is employed by the Company, the Company shall nominate to the Board and recommend to the shareholders that the shareholders elect Executive to the Company's Board.

          (g) For purposes of this Addendum, "Stock Appreciation" means an amount equal to (x) the number of Executive's vested option Shares in excess of 150,000 Shares (regardless of whether such Shares have been exercised or forfeited) on the NonPromotion Date multiplied by (y) the amount resulting from taking (i) the closing price of Hyseq's common stock on the NASDAQ Stock Market on the NonPromotion Date and subtracting (ii) the exercise price of the vested option Shares.

     1.2 Best Efforts. Executive agrees to devote his full time and attention to the Company, to use his best efforts to advance the business and welfare of the Company, to render his services under the Agreement and this Addendum fully, faithfully, diligently, competently and to the best of his ability. Notwithstanding any other term in the Agreement and this Addendum, the Executive may undertake any of the following activities, provided that such activities do not materially interfere with the proper performance of his duties and responsibilities under the Agreement and this Addendum:

          (a) Executive may engage in charitable activities and community affairs.

          (b)  Executive may manage his personal investments and affairs.


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                   Hyseq, Inc. - Ted Love Employment Agreement

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          (c)  Executive may invest in, or own up to 5% of a publicly held company engaged in the same or similar business as the Company.

          (d) Executive may serve as a director of, or advisor to any corporation which does not compete in any material way with the Company's business.

          (e) Executive may participate in conferences, prepare or publish papers or books or teach; and,

          (f) Executive may take on other positions of responsibility, with the approval of the Board, which approval shall not be unreasonably withheld.

     1.3 Location of Employment. Executive's principal place of employment shall be at a location that is within thirty (30) miles of the Company's current headquarters, unless the relocation of Executive's principal place of employment by more than thirty (30) miles results in moving Executive's principal place of employment closer to the Executive's current residence in Hillsborough, California.

     1.4 Authorization to Work in the United States. The Immigration Reform and Control Act of 1986 requires that Executive provide verification of identity and legal right to work in the United States. Consequently, within three days of beginning his employment with the Company, Executive must provide the Company with proper documentation as required by the Employment Eligibility Verification Form I-9.

                            COMPENSATION AND BENEFITS

     2.1 Base Salary. For services rendered by Executive under the Agreement and this Addendum, the Company shall pay Executive a base salary of $485,000 per year, less deductions required by law, payable in equal bi-monthly installments. The Board shall review annually Executive's compensation, and the Board shall adjust Executive's base salary if the performance of the Company or the services of the Executive reasonably merit an adjustment; provided, however, that at all times Executive's base salary shall be no lower than the highest base salary paid by the Company to any other Company employee.

     2.2 Bonus Plan. The Executive shall participate in Company's management bonus pool, with bonus payments to be determined and paid based upon written performance objectives to be determined by the Compensation Committee of the Company's Board.

     2.3 Stock Option. As a material inducement to Executive to enter into the Agreement and this Addendum and as part of Executive's compensation, the Company


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                   Hyseq, Inc. - Ted Love Employment Agreement
shall grant Executive a stock option ("Option") to purchase 500,000 shares ("Shares") of Hyseq's common stock at a per share exercise price equal to the closing price of the Company's common stock on the NASDAQ Stock Market on the date of grant. The Company represents that it will use every effort to make the date of grant the Effective Date, or the next business day after the Effective Date. The Option shall be an incentive stock option to the fullest extent permitted by law and the Company's Stock Option Plan. The vesting commencement date for the Option shall be the Effective Date. 150,000 Shares shall vest on the date of grant. 87,500 Shares shall vest on each one (1) year anniversary of the Effective Date thereafter, until all Shares are fully vested or Executive's employment terminates, whichever occurs first, subject in all cases to the acceleration and other provisions set forth in this Addendum. The Option shall terminate on the ten (10) year anniversary of the Effective Date and shall be governed by an option agreement. The Executive shall receive the benefit, with respect to all options issued to him now or in the future, of any changes in the Company's stock option vesting schedule. All of Executive's options shall be amended to provide for prorata monthly vesting after the first anniversary date of the option in the event any optionee under any Company stock option plan receives monthly vesting at any time.

     2.4 Put. Provided that Executive has not previously exercised the 150,000 Shares which immediately vest under the Option, at any time after Executive has been a Company employee for 12 months, but before the third anniversary of Executive's first day of employment (regardless of whether Executive is employed by the Company), Executive shall have the right, but not the obligation, to forfeit the option to purchase 150,000 Shares (and the post termination exercise period for the 150,000 Shares shall be extended to the third anniversary date of Executive's employment unless extended for a longer period by Section 3.2(a)(iii)). Immediately on receiving notice that Executive has forfeited his option to purchase 150,000 Shares, the Company shall pay Executive the sum of
(x) two million dollars ($2,000,000), plus (y) the aggregate amount of all interest accrued on the Loan (described in Section 2.5 below) up to the date Company makes the payment required by this paragraph, and on the date the Company makes the payment required under this Section 2.4 the Loan shall become immediately due and payable in full. For purposes of this paragraph only, if Executive's employment terminates before the one year anniversary of the first date of his employment and the termination is other than for Cause (as defined below) or Good Reason (as defined below) exists, then Executive will be deemed to be a Company employee for 12 months, and shall have the right to forfeit the 150,000 Shares until the third anniversary of the first day of his employment (and the post termination exercise period for the 150,000 Shares shall be extended to the third anniversary date of Executive's employment).

     2.5  Promissory Note.

          (a) The Company shall, at Executive's sole discretion, loan Executive two million dollars ($2,000,000) (the "Loan"), in increments, and at times, chosen by Executive. The interest rate on the Loan shall be the lowest applicable federal interest rate (or such other higher


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                   Hyseq, Inc. - Ted Love Employment Agreement
               rate of interest, if required, to constitute a market rate of interest as contemplated by the Rules and Regulations of the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission) on the day the Loan (or Loan increments) is issued. The Loan shall be due and payable five (5) years from the Effective Date (the "Loan Due Date"). Interest shall accrue, but shall be deferred and all interest and principal shall be due on the Loan Due Date. It is the intent of the parties that interest accruing and deferred under the Loan not be reportable as taxable income to Executive in a year or years prior to the interest payment being due pursuant to the Loan.

          (b) In the event any state or federal taxing agency determines that interest is reportable as taxable income to Executive in a year or years prior to the Loan Due Date, then Company agrees to extend Executive one or more promissory note(s) at the interest rate described in 2.5(a) in order to cover the tax, and other amount, if any, paid by Executive on this additional taxable income.

     2.6 Contingencies. In the event that any statute or regulation or any contract between Executive and/or Company and any Company underwriter, prevents Executive and Company from consummating any of the securities transactions described in Sections 1.1 or 2.4 or 3.2 of this Agreement, then (x) the transaction shall not take place on the original transaction date, (y) the transaction shall take place at the first date when legally and contractually permissible, and (z) Company shall pay Executive the sum that Executive would have received on the original transaction date (i.e., either the NonPromotion Date pursuant to Sections 1.1(c) and 1.1(e) or the date of the Put pursuant to
Section 2.4, or the applicable date pursuant to Section 3.2(b)); provided that in the case of a sale pursuant to Section 2.4 above, (i) Company shall also pay the aggregate amount of all interest accrued on the Loan between the original transaction date and the date the transaction takes place pursuant to this
Section 2.6 and (ii) if applicable, the term of the Loan shall be extended until the first date when the transaction is legally and contractually permissible.

     2.7 Reimbursement of Expenses. The Company shall reimburse Executive for actual and reasonable business expenses in accordance with Company policy. The Company shall also reimburse Executive for all reasonable legal and accounting expenses and all professional membership dues and continuing professional education in accordance with Company policy. In addition, Company shall reimburse Executive for all reasonable financial counseling and legal expenses incurred in connection with the negotiation of the Agreement and this Addendum.

     2.8 Indemnification Agreement. The Company and Executive shall enter into an indemnification agreement in the form of agreement attached as Exhibit A.


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

                       TERMINATION AND SEPARATION PACKAGE

     3.1 At Will Employment. Executive and the Company agree that Executive's employment with the Company is "at-will." This means that either party may terminate Executive's employment, with or without cause. However, any termination of Executive's employment shall be subject to the terms and conditions of the Agreement and this Addendum, including without limitation, the Company's obligation to pay and/or provide the Separation Package as set forth in Section 3.2(a) and, if applicable, the additional payments referred to in
Section 3.2(b) of this Addendum.

     3.2  Involuntary Termination, Good Reason to Resign, and Change of Control.

          (a) Separation Package in the Event of Termination Without Cause and/or Good Reason to Resign Exists. In the event that Executive's employment terminates (x) other than for Cause (defined below) if terminated by the Company, and/or (y) Good Reason (defined below) exists for Executive to terminate, then the Company shall (i) immediately accelerate the vesting of 100% of Executive's then unvested Option Shares so that Executive's vested Option Shares and 100% of all unvested Option Shares are fully vested and immediately exercisable, (ii) immediately accelerate the vesting of 100% of all unvested shares of all options issued to and/or granted to Executive in the first four
               (4) years of Executive's employment ("New Option Shares") so that Executive's vested New Option Shares and 100% of all unvested New Option Shares are fully vested and immediately exercisable, (iii) extend by eighteen (18) months the time period Executive has to exercise any vested Option Shares and/or New Options Shares, (iv) immediately pay Executive, in one lump sum, a sum equal to twelve
               (12) months of Executive's then current base salary, and (v) continue the health, disability, and life insurance benefits for Executive (including his family) for the twelve (12) months following the termination date or Good Reason Termination Date at the same level of benefits as existed immediately before the termination date or Good Reason Termination Date. The benefits set forth in this Section 3.2(a) are referred to as the "Separation Package".

          (b) In addition, in the event (x) Executive has not been Hyseq's Chief Executive Officer for at least six (6) months before the termination of his employment other than for Cause (defined below) and/or Good Reason (defined below) exists, or (y) Executive has been promoted to Chief Executive Officer and President in anticipation of a Change of Control and is not employed as the surviving


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
               entity's Chief Executive Officer and President for at least the one (1) year period beginning with the effective date of the Change of Control and ending on the one year anniversary of the effective date of the Change of Control (unless Executive is terminated for Cause), then (i) the Company shall immediately pay Executive four million dollars ($4,000,000), less the Stock Appreciation (but using the applicable event date instead of the NonPromotion Date for purposes of making the calculation) and
               (ii) Executive shall have the right to sell any or all of his vested Option Shares to Hyseq pursuant to Section 1.1(e) above (but using the applicable event date instead of the NonPromotion Date for purposes of determining the beginning of the 60 day period).

          (c) Benefits. Following termination, Executive shall cease to be a Company employee and shall not be entitled to any benefits other than the Separation Package as set forth in Section 3.2(a) and, if applicable, the additional payments referred to in Section 3.2(b).

          (d) Termination For Cause and/or Resignation Without Good Reason. In the event the Company terminates Executive for "Cause" as "Cause" is defined below, and/or Executive terminates without "Good Reason" as "Good Reason" is defined below, Executive shall not receive the Separation Package. For purposes of the Agreement and this Addendum, a resignation tendered by Executive pursuant to a direct request of the Board where no Cause exists shall be deemed an involuntary termination without Cause, and Executive shall be entitled to the Separation Package.

     3.3 Cause. "Cause" shall mean (1) Executive's willful refusal or willful failure to comply with a lawful instruction of the Board, or (2) Executive's conviction of any felony involving an act of moral turpitude. The Company may not terminate Executive for Cause under subsection (1) above unless the Company gives Executive written notice of its intent to terminate Executive for Cause with an explicit written explanation for all reasons for the for Cause termination, and the Company, in good faith, permits Executive thirty (30) days to cure the alleged wrongs. If the Executive cures the alleged wrongs, within thirty (30) days of such notice, he cannot be terminated for Cause.


     3.4 Good Reason. "Good Reason" shall mean (1) the material reduction or material modification of Executive's authority, duties, title or responsibilities without his prior written consent, provided that a change in the number of persons reporting to the Executive shall not, by itself, constitute Good Reason, or (2) the material reduction or material modification of Executive's base salary, Executive's stock option rights as set forth in this Agreement or employee benefits without his prior written consent; or (3) any requirement that Executive move his principal place of employment more than thirty (30) miles from the Company's current headquarters, unless the relocation of Executive's


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

principal place of employment by more than thirty (30) miles results in moving his principal place of employment closer to the Executive's current residence in Hillsborough, California; or (4) Hyseq's failure to promote Executive to Chief Executive Officer and President on or before the Promotion Date (unless the Company had Cause not to promote Executive to CEO); or (5) in the event of a Change of Control, if Executive is not employed as the surviving entity's Chief Executive Officer and President for at least the one (1) year period beginning with the effective date of the Change of Control and ending on the one year anniversary of the effective date of the Change of Control (unless Executive is terminated for Cause). Executive shall give the Company written notice of his intent to resign for Good Reason ("Notice of Good Reason") thirty (30) days before the date he will terminate his employment ("Good Reason Termination Date"). In the event the Company disputes that Executive has Good Reason, the Company shall inform Executive in writing before the Good Reason Termination Date of every reason that the Company disputes Executive's Good Reason claim. In the event that the Company disputes the existence of Good Reason, Executive, at his sole discretion, shall have the right to withdraw his notice of intent to resign for Good Reason and to continue his employment under the same terms and conditions as if no Notice of Good Reason had been given.

     3.5 Change of Control. "Change of Control" shall mean (1) any event in which the Company sells, transfers, or disposes of by other means all or substantially all of the Company's assets (or consummation of any transaction having similar effect), or (2) the dissolution or liquidation of the Company, or
(3) any merger, consolidation or transfer of securities of the Company with, to or into another corporation, entity or person, other than a merger, consolidation or transfer of securities in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction.

     3.6 Death. In the event of Executive's death while Executive is an employee of the Company, the Company shall pay the Separation Package set forth in Sections 3.2(a)(i), (ii), (iii), (iv) and (v) of this Addendum to Executive's heirs.

     3.7 Disability. In the event of Executive's Disability for any period of at least six consecutive months while Executive is an employee of the Company, the Company shall have the right, which may be exercised in its sole discretion, to terminate Executive. In the event the Company elects to terminate Executive, the Company shall pay Executive the Separation Package set forth in Sections 3.2(a)(i), (ii), (iii), (iv) and (v) of this Addendum. For purposes of this Addendum, "Disability" shall mean the inability of Executive to perform the employment services called for in this Agreement by reason of physical or mental illness or incapacity as determined by a physician chosen by Executive and reasonably satisfactory to Company or its legal representative.


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

                              ADDITIONAL PROVISIONS

     4.1 Successors, Binding Agreement. The Agreement and this Addendum shall not automatically be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation, whether or not the Company is the surviving or resulting corporation, or upon any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of the Agreement and this Addendum shall bind and inure to the benefit of the surviving or resulting corporation, or the corporation to which such assets shall have been transferred, as the case may be; provided, however, that the Company will require any successor to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform the Agreement and the Addendum in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     4.2 No Mitigation. Executive shall have no duty to mitigate any breach of the Agreement and/or this Addendum.

     4.3 Headings. Section headings in the Agreement and this Addendum are for convenience only and shall be given no effect in the construction or interpretation of the Agreement and this Addendum.

     4.4 Notice. All notices made pursuant to the Agreement and this Addendum, shall be given in writing, delivered by a generally recognized overnight express delivery service, and shall be made to the Company's principal place of business, attention Legal Department, and to the Executive's residence.

     4.5 Facsimile Signatures. This Addendum may be entered into by facsimile signatures, and in counterparts, all of which taken together shall constitute one original Agreement.


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                   Hyseq, Inc. - Ted Love Employment Agreement

     IN WITNESS WHEREOF, the parties execute and deliver this Agreement as of the day and year first above written.

HYSEQ, INC.

Date: January 8, 2001                   By: /s/ GEORGE B. RATHMANN
                                           -------------------------------------

                                           George B. Rathmann
                                           -------------------------------------
                                           Print Name

                                           President and Chief Executive Officer
                                           -------------------------------------
                                           Print Title


TED W. LOVE

Date: January 11, 2001                  By: /s/ TED W. LOVE
                                           -------------------------------------



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                   Hyseq, Inc. - Ted Love Employment Agreement